Exhibit (n)(3)

Consent of Independent Registered Public Accounting Firm

Board of Directors and Stockholders

FS KKR Capital Corp.

We consent to the incorporation by reference in this Registration Statement on Form N-2 of FS KKR Capital Corp. of our reports dated February 27, 2019, relating to our audits of the consolidated financial statements and internal control over financial reporting, appearing in the Prospectus, which is part of this Registration Statement, and of our report dated May 3, 2019, relating to the senior securities table appearing elsewhere in this Registration Statement.

We also consent to the reference to our firm under the headings “Senior Securities” and “Independent Registered Public Accounting Firm” in such Prospectus.

/s/ RSM US LLP

Blue Bell, Pennsylvania

May 3, 2019